                                                                    EXHIBIT 99.1


CONTACT:  Corporate Communications                            Investor Relations
          404/715-2554                                        404/715-6679



              DELTA REPORTS FOURTH QUARTER, FULL YEAR 2001 RESULTS


         ATLANTA, Jan. 31, 2002 -- Delta Air Lines (NYSE:DAL) today reported fourth quarter and full year 2001 results. The highlights are listed below:

- DELTA REPORTS FOURTH QUARTER LOSS OF $486 MILLION, OR $3.97 LOSS PER SHARE, EXCLUDING UNUSUAL ITEMS. ON THE SAME BASIS, FULL YEAR 2001 NET LOSS IS $1.0 BILLION, OR $8.46 LOSS PER SHARE.

- DELTA REPORTS FOURTH QUARTER LOSS OF $734 MILLION, OR $5.98 LOSS PER SHARE, INCLUDING UNUSUAL ITEMS. ON THE SAME BASIS, FULL YEAR 2001 NET LOSS IS $1.2 BILLION, OR $9.99 LOSS PER SHARE.

- DELTA MAINTAINS ONE OF THE INDUSTRY'S STRONGEST BALANCE SHEETS, ENDING 2001 WITH A CASH BALANCE OF $2.2 BILLION.

- DELTA TAKES AGGRESSIVE STEPS TO CONTROL CAPACITY, MANAGE LIQUIDITY AND REDUCE COSTS TO POSITION ITSELF AS AN INDUSTRY LEADER.

         Delta Air Lines reported a net loss of $486 million and a loss per share of $3.97 for the December 2001 quarter, excluding unusual items, as described below. This compares to net income of $79 million and diluted earnings per share of $0.60 for the December 2000 quarter. Including unusual items, the December 2001 quarter net loss and loss per share were $734 million and $5.98, respectively, compared to net income of $18 million and diluted earnings per share of $0.12 in the December 2000 quarter. The results are in line with previous announcements concerning fourth quarter expectations.

         "These results clearly reflect a year of challenges unlike any we've seen in the history of aviation," said Leo F. Mullin, chairman and chief executive officer. "Throughout these difficult times, Delta's team responded quickly, aggressively and strategically. As a result of our consistent focus on disciplined capacity control, a competitive network, strong capital infrastructure, and a motivated, primarily non-union employee base, Delta is extremely well-positioned to respond quickly and fully to the coming economic recovery."

         December 2001 quarter operating revenues declined 28.7 percent. Excluding unusual items, unit costs increased 1.6 percent, or 3.9 percent on a fuel price neutralized basis. Total operating expenses for the December 2001 quarter, excluding unusual items, decreased 10.0 percent. System available seat miles decreased 11.4 percent. However, after adjusting for reduced flying by some Delta pilots in December 2000, mainline capacity was down 15.0 percent for the quarter. Load factor for the quarter was 63.6 percent compared to 68.9 percent for the same period a year ago. Delta ended the quarter with a completion factor of 98.8 percent versus 95.4 percent during the same period last year. Delta's fuel hedging program saved Delta $22 million, pretax for the quarter. Delta has hedged 73 percent of its expected jet fuel requirements in the March 2002 quarter at an average price of $0.61 per gallon.

         For the full year 2001, Delta reported a net loss of $1.0 billion and loss per share of $8.46, excluding unusual items. Including unusual items, Delta reported a net loss of $1.2 billion and loss per share of $9.99. Delta's operating revenues declined 17.1 percent from calendar year 2000. Delta's unit cost, excluding unusual items, increased 4.8 percent, or 4.6 percent on a fuel price neutralized basis from the same period last year. "We managed through this most challenging period responsibly and aggressively," said M. Michele Burns, executive vice president and chief financial officer. "In this environment, our financial strategy continues to focus on capacity discipline, cost control and cash preservation."

                                  UNUSUAL ITEMS

         During the December 2001 quarter, unusual items, net of tax, totaled a $248 million charge compared to a charge of $61 million for the same period last year. For calendar year 2001, unusual items, net of tax, totaled a $189 million charge compared to a charge of $69 million for the full year 2000. See below for a detailed listing of unusual items for the December 2001 quarter and calendar year 2001.

IMPACT OF UNUSUAL ITEMS                                    DECEMBER QUARTER 2001

                                                    NET OF TAX ($MM)      EARNINGS PER SHARE
                                                    ---------------       ------------------
Net Loss Excluding Unusual Items                              $(486)                  $(3.97)
Unusual Items:

   Stabilization Act compensation                       288                    2.34
   Gain on sale of SkyWest                               66                    0.53
   SFAS 133                                              15                    0.12
   Severance and early retirement                      (309)                  (2.51)
   Fleet impairment                                    (188)                  (1.53)
   Discontinued capital projects and                    (90)                  (0.73)
      contracts
   Surplus pilots and grounded aircraft                 (19)                  (0.15)
   Other                                                (11)                  (0.08)
                                                       ----                   -----
Total Unusual Items                                           $(248)                  $(2.01)
                                                              -----                   ------
Net Loss Including Unusual Items                              $(734)                  $(5.98)

IMPACT OF UNUSUAL ITEMS                                        CALENDAR YEAR 2001
                                                    NET OF TAX ($MM)       EARNINGS PER SHARE
                                                    ---------------        ------------------
Net Loss Excluding Unusual Items                            $(1,027)                   $(8.46)
Unusual Items:
   Stabilization Act compensation                     392                       3.18
   Net gain on sale of investments                     73                       0.59
   SFAS 133                                            41                       0.33
   Severance and early retirement                    (351)                     (2.85)
   Fleet impairment                                  (225)                     (1.83)
   Discontinued capital projects and                  (90)                     (0.73)
      contracts
   Surplus pilots and grounded aircraft               (19)                     (0.15)
   Other                                              (10)                     (0.07)
                                                     ----                      -----
Total Unusual Items
                                                            $  (189)                   $(1.53)
                                                            -------                    ------
Net Loss Including Unusual Items                            $(1,216)                   $(9.99)

                               FINANCIAL POSITION

         During the December 2001 quarter, excluding unusual items, net income fell by $565 million resulting from a 28.7 percent drop in revenue. This decline in revenue was mitigated by a 10.0 percent reduction in operating expense, excluding unusual items, achieved through headcount reductions, disciplined capacity reductions and discretionary spending reductions.

         In the non-unionized workforce, more than 95 percent of Delta's targeted headcount reductions were achieved through voluntary programs. Furthermore, Delta was able to react to the change in the demand environment by cutting scheduled capacity while maintaining the overall strategic value of the network. These efforts and reductions in discretionary spending enabled Delta to decrease operating expenses for the quarter.

         During the quarter, Delta recognized $288 million, net of tax from the U.S. Government under the Air Transportation Safety and System Stabilization Act that compensated Delta for a portion of its direct and incremental losses resulting from the Sept. 11 terrorist attacks. "The U.S. Government quickly recognized the immediate impact of Sept. 11 on the industry; we are extremely grateful for the prompt implementation of the Stabilization Act," said Mullin. Delta expects to receive up to $412 million, net of tax under this program.

         Delta also took actions during the December 2001 quarter to increase its liquidity. These actions included entering into a new short term $625 million secured credit facility. In addition, Delta sold a private placement of $730 million of European Enhanced Equipment Trust Certificates. As of Dec. 31, Delta's cash balance was $2.2 billion. "Facing a serious decrease in cash flow, we preserved liquidity through resourceful financing efforts in what is an extremely difficult capital markets environment," said Burns.

                               SECURITY AND SAFETY

         During the December quarter, Delta worked with the Federal Government to create a balanced security program that will enhance the level of safety and security for the traveling public, while restoring the convenience of travel.

          "Providing safe, secure air travel is Delta's most important responsibility to our customers, family members, friends, and employees. We are constantly assessing ways that safety and security can be enhanced through methods that will also minimize the hassle-factor for our customers," said Mullin.

         Delta is firmly committed to implementing its security obligations and has worked diligently with the Federal Government to undertake the following security procedures: carrying Federal Air Marshals on an increased number of flights, fortifying cockpit doors, conducting random physical searches, restricting carry-on baggage allowances, conducting comprehensive aircraft searches, and using advanced technology and explosive detection systems (EDS). Delta also supports the development of Trusted Passenger Programs and United States Senator Max Cleland's proposed legislation to make willful violations of airport security a federal criminal offense.

         During 2001, Delta excelled in its corporate safety performance. For the first time in three years, Delta improved every safety metric in 2001, most by a wide margin. "The dedication and professionalism that Delta employees bring to this commitment is clearly reflected in Delta's excellent record for safety and compliance in 2001," said Frederick W. Reid, Delta's president and chief operating officer.

                               NETWORK HIGHLIGHTS

         As a result of the events of Sept. 11, Delta announced a reduction in its mainline scheduled capacity, effective Nov. 1, 2001. These capacity reductions will remain in force into the first quarter of 2002. The pace of passenger revenue recovery will determine Delta's mainline capacity plans for the remainder of the year.

         Delta's commitment to its regional jet strategy has not wavered. Through the fourth quarter, Delta continued to rebuild from the effects of the Comair strike. Comair's service was fully restored to its pre-strike levels during January 2002. Delta's industry-leading regional jet program provides the opportunity to supplement frequencies and service to key cities. The regional jets also provide the flexibility of adjusting for demand changes within the marketplace.

         While focused on responding and recovering from the crisis of Sept.
11, Delta never lost sight of its strategic alliance goals. During the December 2001 quarter, Delta welcomed Alitalia as its newest SkyTeam partner. Delta also increased its network by adding two new codesharing partners: Aeroliteral, to strengthen Delta's service between the United States and Mexico; and SNCF-French Rail to provide rail service from Charles de Gaulle International Airport to eight destinations in France. Codesharing service with SkyTeam partner, Air France, was expanded to include eight new destinations in Europe, Africa and Asia, and with British European from the United Kingdom to several destinations in Europe.

         On Jan. 18, 2002, Delta and its European SkyTeam partners Air
France, Alitalia, and CSA Czech Airlines received final approval from the U.S. Department of Transportation for antitrust immunity that will permit the carriers to implement a more integrated airline alliance. "DOT's approval significantly increases the strength of Delta's international network and the level of service and choice we bring to our customers," said Mullin. "In addition, the new opportunities open to SkyTeam as a result of the approval greatly enhance our competitive position among the world's international alliances, especially in light of the decision by American Airlines/British Airways to abandon their quest for antitrust immunity as part of oneworld."

                                      FLEET

         Delta's mainline fleet plan is now complete for 2002 and 2003. The changes, previously announced, embodied in this plan deliver both operational and cost efficiencies. The new 2002 and 2003 plan accelerates the retirement of Delta's entire Boeing 727 fleet by two years, defers delivery of 39 aircraft and commits to only 13 aircraft deliveries.

         Delta's regional jet fleet plan for 2002 has not changed. Delta will take delivery of 58 regional jets for ASA and Comair in 2002. Details of Delta's new fleet plan are attached.

                                CUSTOMER SERVICE

         During the quarter, Delta leveraged its technology strengths and continued its focus on customer service. With heightened security measures and the resulting longer wait times, Delta took action to provide its customers with up-to-the-minute flight schedule information and gate assignments by out-bound paging, e-mail and telephone.

         Delta led the industry in providing a customer wait time feature on its Web site, delta.com. Passengers can check estimated peak and non-peak wait times for curbside check-in, ticket counters and security check points at approximately 140 airports. Customer feedback for these features has been highly positive. Delta.com recently ranked No. 1 in online customer approval in the Airline Web Site Tracking Study conducted by the NPD Group, Inc.

         Delta also increased the number of security lanes at Boston, New York La Guardia and Newark airports. Expedited service lanes have been added for Delta's SkyMiles Medallion passengers and virtual check-in is available via delta.com. In addition, Delta plans to install 300 additional kiosks during 2002, bringing the total number of kiosks to 400 systemwide.

                             BUILDING FOR THE FUTURE

         The year 2002 will be a year of recovery for the industry. Delta will continue its aggressive management approach in assessing the revenue environment, implementing cost management practices and preserving its liquidity position. The company's financial structure, flexible balance sheet and strong employee base will enable Delta to invest appropriately in the business, thus solidifying Delta's ability to emerge as an industry leader.

         Delta will host a webcast to discuss its quarterly earnings today, Jan. 31, at 10:00 a.m. Eastern Standard Time. The webcast is available via the World Wide Web at www.delta.com/inside/investors/index.jsp.

          Delta Air Lines, the world's second largest carrier in terms of passengers carried and the leading U.S. airline across the Atlantic, offers more than 5,350 flights each day to 414 destinations in 73 countries on Delta, Delta Express, Delta Shuttle, Delta Connection carriers and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.

Statements in this news release which are not historical facts, including statements regarding our beliefs, expectations, estimates, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. For a list of factors that could cause these differences, see the Form 8-K that we filed today. We have no current intention to update our forward-looking statements.


                                       ###

                              DELTA AIR LINES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   (Unaudited; In Millions, Except Share Data)

                                                       Three Months                              Twelve Months
                                                          Ended                                      Ended
                                                       December 31,                               December 31,
                                                2001                 2000                  2001                   2000
                                                       (unaudited)                      (unaudited)             (audited)
Operating Revenues:
  Passenger                                  $    2,639           $    3,751            $   12,964           $   15,657
  Cargo                                             119                  156                   506                  583
  Other, net                                        105                  109                   409                  501
    Total operating revenues                      2,863                4,016                13,879               16,741

Operating Expenses:
  Salaries and related costs                      1,422                1,515                 6,124                5,971
  Aircraft fuel                                     368                  540                 1,817                1,969
  Depreciation and amortization                     310                  307                 1,283                1,187
  Contracted services                               258                  263                 1,016                  966
  Landing fees and other rents                      192                  188                   780                  771
  Aircraft maintenance mat'ls
    and outside repairs                             205                  173                   801                  723
  Aircraft rent                                     180                  187                   737                  741
  Other selling expenses                            120                  166                   616                  688
  Passenger commissions                             118                  152                   540                  661
  Passenger service                                 101                  121                   466                  470
  Asset writedowns and other
    non-recurring items                             991                   --                 1,119                  108
  Stabilization Act
    compensation                                   (463)                  --                  (634)                  --
  Other                                             183                  226                   816                  849
    Total operating expenses                      3,985                3,838                15,481               15,104

Operating Income (Loss)                          (1,122)                 178                (1,602)               1,637

Other Income (Expense):
Interest expense, net                              (128)                 (63)                 (410)                (257)
Net gains from sale of
  investments                                       108                   --                   127                  301
Fair value adjustments of
  SFAS 133 derivatives                               24                  (92)                   68                 (159)
Misc. income(expense), net                          (17)                  (5)                  (47)                  27
                                                    (13)                (160)                 (262)                 (88)

Income (Loss) Before Income Taxes                (1,135)                  18                (1,864)               1,549

Income Tax Benefit (Provision)                      401                   --                   648                 (621)

Net Income (Loss) Before
 Cumulative Effect of Change
  In Accounting Principle                          (734)                  18                (1,216)                 928

Cumulative Effect of Change in
 Accounting Principle                                --                   --                    --                 (100)

Net Income (Loss)                                  (734)                  18                (1,216)                 828

Preferred Stock Dividends                            (4)                  (3)                  (14)                 (13)

Net Income (Loss) Available
 To Common Shareowners                       $     (738)          $       15            $   (1,230)          $      815

Diluted Earnings (Loss) Per
 Share Before Cumulative
  Effect of Change in Acctg
   Principle                                 $    (5.98)          $     0.12            $    (9.99)          $     7.05

Diluted Earnings (Loss)
 Per Share                                   $    (5.98)          $     0.12            $    (9.99)          $     6.28

Net Income (Loss) Excluding
 Unusual Items*                              $     (486)          $       79            $   (1,027)          $      897

Diluted Earnings (Loss) Per
 Share Excluding Unusual Items*              $    (3.97)          $     0.60            $    (8.46)          $     6.81

Operating Margin                                  -39.2%                 4.4%                -11.5%                 9.8%

Weighted Average Shares Used
 In Diluted Income (Loss)
  Per Share Computation (000)                   123,247              124,364               123,119              131,002

STATISTICAL SUMMARY:

Revenue Psgr Miles (millions)                    21,723               26,530               101,717              112,998
Available Seat Miles
 (millions)(1)                                   34,141               38,523               147,837              154,974
Passenger Mile Yield (cents)                      12.14                14.14                 12.74                13.86
Operating Revenue Per
 Available Seat Mile (cents)                       8.38                10.43                  9.39                10.80
Operating Cost per
 Available Seat Mile (cents)                      11.67                 9.96                 10.47                 9.75
Operating Cost Per Available
 Seat Mile - Excluding (2)                        10.12                 9.96                 10.14                 9.68
Passenger Load Factor
 (percent)                                        63.63                68.87                 68.80                72.91
Breakeven Passenger Load
 Factor                                           90.69                65.60                 77.31                65.29
Breakeven Passenger Load
  Factor - Excluding (2)                          77.96                65.61                 74.73                64.82
Psgrs Enplaned (thousands)                       23,440               28,492               104,943              119,930
Revenue Ton Miles (millions)                      2,520                3,142                11,752               13,058
Cargo Ton Miles (millions)                          362                  496                 1,583                1,855
Cargo Ton Mile Yield (cents)                      32.71                31.53                 31.95                31.46
Fuel Gallons Consumed
 (millions)                                         593                  721                 2,649                2,922
     Average Price Per Fuel Gallon,
  net of hedging gains (cents)                    62.04                74.99                 68.60                67.38
     Number of Aircraft in Fleet at
 End of Period                                      814                  831                   814                  831
 Average Full-Time Equivalent
 Employees                                       78,700               83,500                82,200               82,100

(1) As a result of a pilot strike, Comair suspended its operations between March 26, 2001 and July 1, 2001. Accordingly, Comair had no Available Seat Miles (ASMs)during this period. Also, immediately following the September 11 terrorist attacks, the FAA closed U.S. airspace for several days. As a result, Delta, Comair and ASA had no ASMs during this period.

(2)      Statistics presented exclude unusual items discussed below.

         Unusual Items for 2001 include:

                  Three months ended December 2001 - fair value adjustments related to SFAS 133 derivatives; a net gain on the sale of investments; charges resulting from the September 11, 2001 terrorist attacks including: fleet impairments, severance and early retirement, discontinued capital projects and contracts; current costs of surplus pilots and grounded aircraft, and Stabilization Act compensation related to the September 11, 2001 terrorist attacks.

                  Twelve months ended December 2001 - items discussed above for the December 2001 quarter; fair value adjustments related to SFAS 133 derivatives for the March, June and September, 2001 quarters; a charge related to Delta's decision to accelerate the retirement of nine Boeing 737 aircraft; a gain on the sale of our investment in Equant, N.V.; an estimated charge for severance costs related to our announcement to reduce staffing; and Stabilization Act compensation related to the September 11, 2001 terrorist attacks.

         Unusual Items in 2000 include:

                  Three months ended December 2000 - fair value adjustments related to SFAS 133 derivatives.

                  Twelve months ended December 2000 - items discussed above for the December 2000 quarter; a special charge related to Delta's early retirement medical option; gains on Delta's equity investments in priceline.com; costs related to our decision to close our Pacific gateway in Portland, Oregon; the cumulative effect of the adoption of SFAS 133, as well as the fair value adjustment related to SFAS 133 for the September 2000 quarter; and a one-time, non-cash gain from our investment in Worldspan.

SELECTED BALANCE SHEET DATA:

                                       December 31,     December 31,
                                          2001              2000
                                       (unaudited)       (audited)
Cash and cash equivalents               $  2,210         $  1,364
Total Assets                              23,603           21,931
Total debt, including current
  maturities and short-term
  obligations                              9,304            5,859
Capital lease obligations,
  short-term and long-term                    99              139
Total shareowners' equity                  3,769            5,343

AIRCRAFT FLEET

              Our aircraft fleet, orders, options and rolling options at December 31, 2001 are summarized in the following table. Options have scheduled delivery slots. Rolling options replace options and are assigned delivery slots as options expire or are exercised.

                                                   CURRENT FLEET
                                -----------------------------------------------------    ----------------
   AIRCRAFT TYPE                   OWNED       CAPITAL      OPERATING       TOTAL          AVERAGE AGE
   -------------                                LEASE         LEASE
                                -----------------------------------------------------    ----------------
   B-727-200                        40            --            7             47               22.5
   B-737-200                         4            42            6             52               16.8
   B-737-300                         3            --           20             23               15.3
   B-737-800                        67            --           --             67                1.3
   B-757-200                        80            --           41            121               10.3
   B-767-200                        15            --           --             15               18.6
   B-767-300                         4            --           24             28               11.9
   B-767-300ER                      51            --            8             59                5.9
   B-767-400                        18            --           --             18                1.0
   B-777-200                         7            --           --              7                2.3
   MD-11                             8            --            7             15                7.9
   MD-88                            63            --           57            120               11.5
   MD-90                            16            --           --             16                6.1
   EMB-120                          41            --            7             48               11.3
   ATR-72                            4            --           15             19                7.5
   CRJ-100/200                      38            --          121            159                3.3
   TOTAL                           459            42          313            814                9.1
                                =====================================================    ================


                                  DELIVERY IN CALENDAR
                                       YEAR ENDING
                                --------------------------
   AIRCRAFT ON FIRM ORDER           2002         2003
   ----------------------       --------------------------
   B-737-600/700/800                 4            5
   B-757-200                         0            0
   B-767-300/300ER                   0            0
   B-767-400                         3            0
   B-777-200                         1            0
   CRJ-100/200                      40           20
   CRJ-700                          20           14
   TOTAL                            68           39
                                ==========================


                                   DELIVERY IN CALENDAR
                                       YEAR ENDING
                                ---------------------------
                                                                       ROLLING
   AIRCRAFT ON OPTION               2002         2003                  OPTIONS
   ------------------           ---------------------------           ------------
   B-737-600/700/800                 0            0                      263
   B-757-200                         0            8                       60
   B-767-300/300ER                   0            0                       10
   B-767-400                         0            2                        8
   B-777-200                         0            2                       19
   CRJ-100/200                       0           24                        0
   CRJ-700                           0            0                        0
   TOTAL                             0           36                      360
                                ===========================           ============